Registration No: 333-564

================================================================================
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               FINISHMASTER, INC.
             (Exact name of registrant as specified in its charter)

            INDIANA                                       38-2252096
(State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                      Identification No.)

         54 Monument Circle, Suite 600
              Indianapolis, Indiana                            46204
(Address of Principal Executive Offices)                    (Zip Code)

                      FINISHMASTER, INC. STOCK OPTION PLAN
                            (Full title of the plan)

               Andre B. Lacy, Chairman and Chief Executive Officer
                               FinishMaster, Inc.
           54 Monument Circle, Suite 600, Indianapolis, Indiana 46204
                     (Name and address of agent for service)

                                 (317) 237-3678
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

===============================================================================================
                                                    Proposed Proposed
                                                    maximum  maximum
                                                   offering aggregate           Amount of
Type of securities         Amount to be              price per            offering registration
to be registered           registered             unit (1) price (1)               fee
-----------------------------------------------------------------------------------------------

Common Stock,              150,000          $5.875            $881,250.00         $245.00
without par value          shares (2)

===============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee and based on average of the high and low sales prices per share of Common Stock of FinishMaster, Inc. on August 16, 1999, as reported by the Nasdaq SmallCap Market, pursuant to Rule 457(h)(1) and Rule 457(c)

(2) Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416.

         The Contents of the Registration Statement for the FinishMaster, Inc. Stock Option Plan filed on a Registration Statement on Form S-8 (No. 333-564) are incorporated herein by this reference.



                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(A) PROSPECTUS

         The document(s) containing information specified by Part I of this Form S-8 Registration Statement (the "Registration Statement") will be sent or given to participants in the FinishMaster, Inc. Stock Option Plan (the "Plan"), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the 1933 Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by FinishMaster, Inc. (the "Company") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Registration Statement.

                  (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1998.

                  (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

                  (c) The Company's definitive proxy statement, dated April 9, 1999, filed pursuant to Section 14 of the Exchange Act, in connection with the annual meeting of its shareholders held April 29, 1999.

                  (d) The description of the Common Stock contained in its registration statement pursuant to Section 12(g) of the Exchange Act, SEC File No. 0-23222, and all amendments or reports filed for the purpose of updating such description.

                  (e) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, as of the date of filing such documents.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The following discussion of the indemnification provisions of the Indiana Business Corporation Law (Indiana Code ss. 23-1-37) (the "IBCL"), which applies to the Company, is a summary, is not meant to be complete, and is qualified in its entirety by reference to the IBCL.

         The IBCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses in certain proceedings provided such person (i) acted in good faith, (ii) reasonably believed if acting in an official capacity, that his conduct was in the best interest of the corporation, or in all other cases, that his conduct was at least not opposed to the corporation's best interest, and (iii) in the case of criminal proceedings the individual had reasonable cause to believe that his conduct was lawful, or had no reasonable cause to believe that his conduct was unlawful. The IBCL provides further that a corporation shall indemnify its directors, officers, employees, and agents who are wholly successful, on the merits or otherwise, against expenses in the defense of such proceedings. The IBCL provides, however, that this indemnification should not be deemed exclusive of any other indemnification rights provided by the Articles of Incorporation, By-Laws, resolution or other authorizations adopted by a majority vote of the voting shares then issued and outstanding.

         Under the same statute, an Indiana corporation may purchase and maintain insurance on behalf of any person who is or was a director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the IBCL.

         Section 8.08, Clause (b) of Article 8 of the Amended and Restated Articles of Incorporation, as amended, of the Company provides as follows:

         Clause (b). Indemnification of Corporate Persons and Related Matters. The following provisions apply to the indemnification by the Corporation of Corporate Persons and matters related thereto:

                  (i) Indemnification Standards. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal (an "Action"), by reason of the fact that he is or was a Corporate Person of the Corporation or is or was serving at the request of the Corporation as a Corporate Person, partner, trustee or member or in another authorized capacity (collectively, an "Authorized Capacity") of or for another Legal Entity, whether or not organized or formed for profit (collectively, "Another Entity"), against expenses (including attorneys' fees) ("Expenses") and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Action, if such person (1) acted in good faith,
         (2) acted in a manner he reasonably believed (A) with respect to actions as a Corporate Person of the Corporation, to be in the best interests of the Corporation, or (B) with respect to actions in an Authorized Capacity of or for Another Entity, was not opposed to the best interests of the Corporation, and (3) with respect to any criminal Action, either (A) had reasonable cause to believe his conduct was lawful, or (B) had no reasonable cause to believe his conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the standards for indemnification set forth in this Clause (b)(i) (the "Indemnification Standards").

                  (ii) Indemnification in Successfully Defended Actions. To the extent that a person who is or was a Corporate Person of the Corporation, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity, has been successful on the merits or otherwise in the defense of any Action referred to in Clause (b)(i) above, or in the defense of any claim, issue or matter in any such Action, the Corporation shall indemnify him against Expenses actually and reasonably incurred by him in connection therewith.

                  (iii) Indemnification Procedure. Unless ordered by a court, any indemnification of any person under Clause (b)(i) above shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he met the Indemnification Standards. Such determination shall be made (1) by the Board, by a majority vote of a quorum consisting of Directors who are not at the time parties to the Action involved ("Parties"); or (2) if a quorum cannot be obtained under Subparagraph (1), by a majority vote of a Committee duly designated by the Board (in which designation Directors who are Parties may participate), consisting solely of two or more Directors who are not at the time Parties; or (3) by written opinion of independent legal counsel (A) selected by the Board or Committee in the manner prescribed in Subparagraphs (1) or (2), respectively, or (B) if a quorum cannot be obtained and a Committee cannot be designated under Subparagraphs (1) and (2), respectively, selected by a majority of the full Board, in which selection Directors who are Parties may participate; or (4) by the Shareholders who are not at the time Parties, voting together as a single class.

                  (iv) Advances for Expenses. Expenses reasonably incurred in defending an Action by any person who may be entitled to indemnification under Clause (b)(i) above may be paid by the Corporation in advance of the final disposition of such Action if (1) such person furnishes the Corporation with (A) a written affirmation of his good faith belief that he has met, and (B) a written undertaking, executed personally or on his behalf, to repay the advance (an "Undertaking") if it is ultimately determined that he did not meet, the Indemnification Standards; and (2) a determination is made, under the procedure set forth in Clause (b)(iii) above, that the facts then known to those making the determination would not preclude indemnification under Clause (b)(i) above. An Undertaking must be an unlimited general obligation of the person making it, but need not be secured and may be accepted by the Corporation without further reference to such person's financial ability to make repayment.

                  (v) Rights Not Exclusive. The indemnification provided in these Articles (1) shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under (A) any law, (B) the By-Laws, (C) any resolution of the Board or of the Shareholders, (D) any other authorization, whenever adopted, after notice, by a majority vote of all Shares entitled to vote on General Voting Matters, or (E) the articles of incorporation, code of by-laws or other governing documents or any resolution of or other authorization by the directors, shareholders, partners, trustees, members, owners or governing body, of Another Entity; (2) shall inure to the benefit of the heirs, executors and administrators of such person; and (3) shall continue as to any such person who has ceased to be a Corporate Person of the Corporation or to be serving in an Authorized Capacity for Another Entity.

                  (vi) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a Corporate Person of the Corporation, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another Entity, against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Clause (b).

                  (vii) Definition of Corporation. For the purposes of this Clause (b), references to "the Corporation" include any constituent corporation absorbed in a consolidation or merger (a "Constituent") as well as the resulting or surviving corporation (the "Survivor"), such that any person who is or was a Corporate Person of such a Constituent, or is or was serving at the request of such Constituent in an Authorized Capacity of or for Another Entity, shall stand in the same position under the provisions of this Clause (b) with respect to the Survivor as he would if he had served the Survivor, or at his request, in the same capacity.

         The Company maintains directors' and officers' liability insurance with an annual aggregate limit of $5,000,000 for the current policy period, subject to a $100,000 deductible at the corporate level, for each wrongful act where corporate reimbursement is available to any director or officer, provided, however, that prior to September 16, 1999, any securities claim is subject to a $250,000 deductible at the corporate level. When corporate reimbursement is not available as prescribed by applicable common law, statutory law or the Company's governing documents, the insurer will reimburse the directors and officers with no deductible with respect to losses sustained by them for specified wrongful acts while acting in their capacities, individually or collectively, as such directors or officers.

Item 8.  Exhibits.

                                  EXHIBIT INDEX


Exhibit 5 Opinion of Barnes & Thornburg with respect to the legality of the securities registered hereunder.

Exhibit 23-A      Consent of PricewaterhouseCoopers LLP

Exhibit 23-B Consent of Barnes & Thornburg (included in opinion of counsel filed as Exhibit 5)

Exhibit 24        Powers of Attorney (included in signature page).

Item 9.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date hereof (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Indianapolis, State of Indiana, on August 13, 1999.

                                            FINISHMASTER, INC.


                                            By:   /s/ Andre B. Lacy
                                                  -----------------
                                                  Andre B. Lacy, Chairman
                                                  and Chief Executive Officer

         Each person whose signature appears below authorizes Andre B. Lacy to file one or more amendments (including post-effective amendments) to the registration statement, which amendments may make such changes in the registration statement as he deems appropriate, and each such person hereby appoints Andre B. Lacy as attorney-in-fact to execute in the name and on behalf of each person individually, and in each capacity stated below, any such amendment to the registration statement.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                         Title                     Date
         ---------                         -----                     ----


(1)  Principal Executive Officer


/s/ Andre B. Lacy                     Chairman and Chief             August 13, 1999
Andre B. Lacy                         Executive Officer


(2)  Principal Financial Officer


/s/ Robert R. Millard                 Senior Vice President,         August 13, 1999
Robert R. Millard                     Finance & Chief Financial
                                      Officer


(3)  Principal Accounting Officer


/s/ Robert R. Millard                 Senior Vice President,         August 13, 1999
Robert R. Millard                     Finance & Chief Financial
                                      Officer

(4)  A Majority of the Board
     of Directors


/s/ Andre B. Lacy                  Director        August 13, 1999
---------------------------
Andre B. Lacy


/s/ Thomas U. Young                Director        August 13, 1999
---------------------------
Thomas U. Young


/s/ Margot L. Eccles               Director        August 13, 1999
---------------------------
Margot L. Eccles


/s/ Peter L. Frechette             Director        August 16, 1999
---------------------------
Peter L. Frechette


/s/ David W. Knall                 Director        August 13, 1999
---------------------------
David W. Knall


/s/ Michael L. Smith               Director        August 14, 1999
---------------------------
Michael L. Smith


/s/ Walter S. Wiseman              Director        August 13, 1999
---------------------------
Walter S. Wiseman


/s/ Wes Dearbaugh                  Director        August 13, 1999
---------------------------
Wes Dearbaugh